EXHIBIT 5

                                                          (513) 723-4000


                                                          January 21, 1998

Board of Directors
Industrial Bancorp, Inc.
211 N. Sandusky Street
Bellevue, Ohio  44180

Gentlemen:

      We have acted as counsel for Industrial Bancorp, Inc. (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, no par value (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to the Industrial Bancorp, Inc. 1996 Stock Option and Incentive Plan (the "Plan"), as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about January 23, 1998 (the "Registration Statement"), for the purpose of registering 555,450 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      In connection with this opinion, we have examined and have relied upon the accuracy of, without independent verification or investigation, the following: (a) the Plan; (b) the Registration Statement; (c) minutes of the meeting of the Stock Option and Incentive Plan Committee of the Company, dated March 6, 1996; and (d) such other documents as we have deemed relevant.

      In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

      Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plan and in the Registration Statement, such Common Shares will be validly issued, fully paid and non-assessable.

      This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement.

                                       Very truly yours,



                                       VORYS, SATER, SEYMOUR AND PEASE LLP